Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 5, 2020, with respect to the combined financial statements of Meridian Billing Management Company and Origin Holdings, Inc. for the years ended December 31, 2019 and 2018, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Freedman & Goldberg CPAs, P.C.

Farmington Hills, Michigan
August 20, 2020